Exhibit 99.1

Tel-Instrument Electronics Corp Announces Second Quarter Results and $500,000 Equity Commitment

East Rutherford, NJ – November 26, 2012 – Tel-Instrument Electronics Corp (“TIC” or the “Company”) (NYSE MKT: TIK) announced results for its second quarter of fiscal year 2013. For the three months ended September 30, 2012, sales decreased $1,279,404 to $2,394,950, as compared to $3,674,354 for the same period in the prior year.  The Company recorded a net loss of $429,705 or $0.16 per share for the three months ended September 30, 2012, as compared to net income of $103,316 or $0.04 per share for the three months ended September 30, 2011.  The loss from operations for the second quarter ended September 30, 2012 declined $316,075 to $632,723 from $948,798 for the first three months of the current fiscal year ended June 30, 2012. Results of operations will continue to improve as revenues grow.

The Company also secured a $500,000 equity commitment from an existing institutional investor which purchased 149,254 common shares at a price of $3.35 per share (the “Equity Commitment”). These funds will be used to augment the Company’s working capital as production ramps up in the third and fourth quarters.

The decline in revenues and profitability for the first quarter ended June 30, 2012 was due to a temporary cessation of CRAFT 708 and CRAFT 719 production shipments to correct issues discovered in prior CRAFT 719 deliveries and our acceptance test procedures and to incorporate the final AIMS approved software configuration which includes several product enhancements. The Company has resolved these issues and limited CRAFT production resumed mid way through the second quarter. The Company has received Navy approval to substantially increase CRAFT production levels in the third quarter.

Jeff O’Hara, the Company’s President and CEO indicated that “the resumption of volume CRAFT shipments in the current quarter is critical to restoring profitable operations and addressing the significant build up in inventory and accounts payable caused by the temporary suspension of CRAFT shipments. The CRAFT product has now received a Stage 4 frequency allocation approval from the Federal Aviation Administration (“FAA”) which allows for deployment of these test sets to the fleet. The Equity Commitment shall be used to increase production for CRAFT as well as our other major programs. The Company expects to show both revenue and profitability improvements for the balance of the 2013 fiscal year.”

CRAFT “Communications/Navigation (COMM/NAV) Radio Frequency (RF) Avionics Flight line Tester”) (AN/USM-708 and AN/USM-719) with the U.S. Navy

The Company currently has approximately $11.4 million in orders for this program. The Navy has ordered all 1,200 units on this contract and has recently ordered additional CRAFT units to support both domestic and international requirements. Due to the unique nature of the CRAFT product, the Company expects to generate substantial follow-on business with the Navy and other military customers both domestically and overseas.

TS-4530 IFF test set with the U.S. Army Aviation and Missile Command (continued)

The TS-4530A program is complete from a design standpoint but the Army has withheld a production release pending the completion of several major milestones. In August 2012 the Company successfully completed the U.S. Army production assurance review. The TS-4530A product has received an “approval to test” letter from the Department of Defense (DOD) AIMS Program Office, but the Company is still working on securing final AIMS approval. Once this is secured, TIC and the U.S. Army will work together to secure timing on a full production release for this program. Recently, the U.S. Army released an order for 17 TS-4530A Low Rate Initial Production (“LRIP”) Sets and these were shipped in October. The Company hopes to secure the production release early in the next calendar year. The TS-4530A program is a critical program with almost $20 million of booked production orders, and up to $20 million of potential additional orders, which will drive TIC’s revenues growth and profitability.

ITATS (“Intermediate Level TACAN Test Set”) (AN/ARM-206) with the U.S. Navy

The AN/ARM-206 ITATS program is proceeding well with the enhancements funded by the U.S. Navy last year and platform verification both complete. TIC is in the process of completing final acceptance testing on the eight pilot production units. The Company expects to secure a production release on the 102 unit production order ($5.3 million) early next calendar year.

At September 30, 2012, the Company’s backlog was approximately $38,000,000.

We encourage everyone to read our full results of operations contained in our Form 10-Q filed on November 21, 2012 at sec.gov.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts

Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600

or

Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com

TEL-INSTRUMENT ELECTRONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012	March 31, 2012
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$196,270	413,195
Accounts receivable, net	860,487	1,694,636
Unbilled government receivables	1,762,254	1,780,381
Inventories, net	6,564,837	5,023,975
Prepaid expenses and other	101,514	220,255
Deferred debt expense	190,030	108,321
Deferred income tax asset	1,099,169	1,288,631
Total current assets	10,774,561	10,529,394

Equipment and leasehold improvements, net	645,553	706,870
Deferred debt expenses – long-term	210,624	264,784
Deferred income tax asset – non-current	1,753,977	948,489
Other assets	56,872	56,872
Total assets	$13,441,587	$12,506,409

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion long-term debt	1,113,356	542,382
Capital lease obligations	70,401	64,675
Accounts payable	3,382,728	2,850,432
Progress Billings	405,551	-
Deferred revenues – current portion	18,721	34,767
Accrued payroll, vacation pay and payroll taxes	476,848	440,116
Accrued expenses	2,437,697	2,074,911
Total current liabilities	7,905,302	6,007,283

Subordinated notes payable-related parties, net of debt discount	250,000	250,000
Capital Lease Obligations	113,594	149,582
Deferred revenues	2,662	4,637
Warrant Liability	198,903	355,290
Long-term debt, net of debt discount	1,369,607	1,490,302
Total liabilities	9,840,068	8,257,094

Commitments

Stockholders' equity:
Common stock, par value $.10 per share, 2,795,549 and 2,684,215 issued and outstanding as of September 30, 2012 and March 31, 2012, respectively	279,554	268,421
Additional paid-in capital	6,361,017	5,921,441
Accumulated deficit	(3,039,052)	(1,940,547)
Total stockholders' equity	3,601,519	4,249,315
Total liabilities and stockholders' equity	$13,441,587	$12,506,409

TEL-INSTRUMENT ELECTRONICS CORPORATION
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
				(Restated)
Net sales	$2,394,950	$3,674,354	3,572,238	$7,664,565
Cost of sales	1,792,527	2,191,127	2,686,121	4,319,707

Gross margin	602,423	1,483,227	886,117	3,344,858

Operating expenses:
Selling, general and administrative	686,346	667,874	1,340,234	1,466,696
Engineering, research and development	548,800	677,933	1,127,404	1,526,971
Total operating expenses	1,235,146	1,345,807	2,467,638	2,993,667

Income (loss) from operations	(632,723)	137,420	(1,581,521)	351,191

Other income (expense):
Amortization of debt discount	(31,009)	(13,396)	(44,401)	(26,791)
Amortization of debt expense	(56,711)	(27,080)	(83,791)	(54,160)
Financing Costs	(26,477)	-	(26,477)	-
Change in fair value of common stock warrants	(337)	104,891	249,057	(63,695)
Proceeds from life insurance policy	-	-	-	300,029
Interest income	13	101	13	194
Interest expense	(131,032)	(96,416)	(223,500)	(199,110)
Total other income (expense)	(245,553)	(31,900)	(129,099)	(43,533)

Income (loss) before income taxes	(878,276)	105,520	(1,710,620)	307,658

Income tax expense (benefit)	(448,571)	2,204	(612,115)	285,137

Net income (loss)	$(429,705)	$103,316	$(1,098,505)	$22,521

Basic income (loss) per common share	$(0.16)	$0.04	$(0.41)	$0.01
Diluted income (loss) per common share	$(0.16)	$0.04	$(0.41)	$0.01

Weighted average shares outstanding:
Basic	2,717,585	2,650,063	2,708,335	2,648,608
Diluted	2,717,585	2,736,993	2,708,335	2,733,850